SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     April 16, 2004

INTERNATIONAL MULTIFOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6699	41-0871880
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Cheshire Lane, Suite 300, Minnetonka, Minnesota		55305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 594-3300

Not applicable
(Former name or former address, if changed since last report)

Item 5.                                        Other Events

In connection with the previously announced merger agreement between International Multifoods Corp. (“Multifoods”) and The J.M. Smucker Company (“Smucker”), Multifoods and Smucker filed a pre-merger notification with the U.S. Federal Trade Commission as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Act”).  On April 16, 2004, the 30-day statutory waiting period under the Act expired.  Regulatory review under the Act was one of the conditions necessary to the consummation of the proposed merger, and that condition has now been satisfied.  The proposed merger remains subject to other various closing conditions, including the approvals by Multifoods’ and Smucker’s shareholders.

                Important Legal Information

                In connection with the proposed merger, Smucker has filed with the Securities and Exchange Commission (“SEC”) a joint proxy statement-prospectus and other relevant documents concerning the proposed transaction.  Investors are urged to read the joint proxy statement-prospectus and other relevant documents filed with the SEC because they contain important information on the proposed transaction.  Copies of the documents filed with the SEC are available free of charge at the SEC’s website, www.sec.gov.  In addition, stockholders and investors in Multifoods or Smucker may obtain free copies of the documents filed with the SEC by directing their requests to:  International Multifoods Corp. Investor Relations, 110 Cheshire Lane, Minnetonka, Minnesota 55305-1060, (Telephone: 952-594-3385) or to The J. M. Smucker Company, Attention:  Investor Relations, One Strawberry Lane, Orrville, Ohio 44667, (Telephone: 330-682-3000).

                Multifoods, Smucker and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Multifoods’ directors and executive officers and descriptions of their interests in Multifoods is contained in Multifoods’ proxy statement dated May 15, 2003, which is filed with the SEC.  Information regarding Smucker’s directors and executive officers and descriptions of their interests in Smucker is contained in the joint proxy statement-prospectus.  Shareholders may obtain additional information about the interest of the directors and executive officers in this transaction by reading the proxy statement-prospectus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MULTIFOODS CORPORATION

Date: April 20, 2004	By	/s/ Dennis R. Johnson
Dennis R. Johnson
Vice President and Controller